Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

DRAFT FOR REVIEW ONLY

Media: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Investor Relations: Tiffany Kanaga +1.302.897.0668 kanaga_tiffany@elanco.com

Elanco Announces Next Wave of Restructuring to Drive Operational Efficiencies Post Bayer Acquisition

•	Actions are expected to generate approximately $20-24 million in cost savings in 2021 and $45-50 million once annualized
•	Increasing and tightening 2021 Adjusted EPS and EBITDA Guidance

GREENFIELD, Ind. (January 26, 2021) Elanco Animal Health Incorporated (NYSE: ELAN) today announced the next step in its ongoing efforts to improve operational efficiency. The proposed actions are focused on streamlining processes and delivering increased efficiency in functional areas while, importantly, improving the productivity of Elanco’s investments in innovation. These actions build on the September 2020 restructuring that focused mainly on optimizing the combined Elanco and Bayer Animal Health commercial operations.

The initiatives announced today, which were approved by the Elanco Board of Directors on Monday, January 25th, include the consolidation of R&D activities to align capabilities to the newly combined innovation portfolio to support the company’s Innovation, Portfolio and Productivity (IPP) strategy. Elanco intends to close R&D sites in Manukau, New Zealand and Cuxhaven, Germany, subject to appropriate local consultation processes. Elanco will also reduce duplication and optimize structures in U.S. operations, Marketing, Manufacturing and Quality central functions, and administrative areas. The restructuring will result in the elimination of approximately 350 positions around the world.

“With a number of milestones achieved since IPO, including the Bayer acquisition, today’s actions are the next step in our commitment to drive operational efficiencies and deliver attractive returns,” said Jeff Simmons, Elanco president and CEO. “As we start 2021, our team is clear on their priorities and brings momentum as we continue to execute and deliver against our expanded and strengthened IPP strategy.”

The company expects to record charges of between $58 million to $77 million in connection with this restructuring, with $55 million to $70 million in severance and other cash charges and the balance in asset impairments and other non-cash charges. Elanco expects to recognize between $58 million to $70 million of the total restructuring costs in the first quarter of 2021 with the remaining amount recognized over the balance of 2021. The compensations and benefit savings in 2021 are anticipated to be approximately $20 million to $24 million, annualizing to $45 million to $50 million in 2022 and beyond.

“This restructuring is part of our Investor Day commitment to deliver on $300 million in cost efficiencies by the end of 2023,” said Todd Young, Elanco CFO. “This program is part of right-sizing our combined organization as we progress toward our goals of delivering 60% adjusted gross margin and 31% adjusted EBITDA margin. The cash costs from this restructuring will not affect our expectation of repaying $500 million in gross debt in 2021.”

2021 Guidance Update

As a result of today’s actions, Elanco is increasing and tightening its 2021 guidance as follows:

•	GAAP earnings per share from ($0.28) to ($0.14), to ($0.37) to ($0.25)
•	Adjusted earnings per share from $0.83 to $0.95, to $0.86 to $0.96, and
•	Adjusted EBITDA from $940 to $1,000 million, to $955 million to $1,005 million

The benefits from this wave of restructuring will be weighted to the back half of the year. The company will provide a more complete guidance update during its fourth quarter and full year 2020 earnings conference call on February 24, 2021.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG Pledges – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the anticipated cost savings, our ability to capture synergies as a result of our recent acquisition of Bayer Animal Health, and anticipated charges relating to the restructuring, and reflects Elanco’s current belief. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.